Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED

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FIRST AMENDMENT TO THE LICENSE AND COLLABORATION AGREEMENT

BETWEEN SERVIER AND PIERIS

This First Amendment to the to the License and Collaboration Agreement entered into on January 4, 2017 (the “First Amendment”) is effective as of June 16, 2017 (the “First Amendment Effective Date”) by and between Les Laboratoires Servier, a corporation incorporated under the laws of France having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France and Institut de Recherches Internationales Servier, a company duly organized and existing under the laws of France having offices and principal place of business at 50 Rue Carnot, 92284 Suresnes Cedex, France (individually and collectively, “Servier”), and Pieris Pharmaceuticals, Inc., a Nevada corporation having offices and principal place of business at 255 State Street, 9th floor, Boston, MA 02109 and Pieris Pharmaceuticals GmbH, a company organized and existing under the laws of Germany having offices and principal place of business at Lise-Meitner-str. 30, 85354 Freising, Germany (individually and collectively, “Pieris”). Servier and Pieris are individually referred to herein as a “Party” and collectively, as the “Parties”. The License and Collaboration Agreement entered into on January 4, 2017 between Pieris and Servier is referred to herein as the “Agreement” and, unless otherwise defined herein, capitalized words in this First Amendment shall have the meaning attributed to them in the Agreement.

RECITALS

WHEREAS, Pieris and Servier have entered into the Agreement, under which the Parties are Researching and Developing the Products;

WHEREAS, the Parties wish to amend certain provisions of the Agreement related to payment obligations of the Parties in connection with terminated Products or Dropped Products;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	LICENSED BUILDING BLOCK PAYMENT OBLIGATIONS IN THE CASE OF DROPPED OR TERMINATED PRODUCTS

1.1 Section 4.1.3 of the Agreement contemplates that each Party is responsible for contributing certain Building Blocks to each Product (Pieris’ Contribution and Servier’s Contribution) and that such responsibility, including any milestones or royalties due in the case of a Building Block licensed from a Third Party (“Licensed Building Block”), continues even in the event that Pieris or Servier ceases its Development or Commercialization (including Manufacture thereof for purposes of such Development or Commercialization, as applicable) of a Product to the extent permitted under Section 5.2 of the Agreement (Dropped Products) or in the event that the Agreement is terminated with respect to a Product under Section 12.2 of the Agreement (terminated Products).

CONFIDENTIAL TREATMENT REQUESTED

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1.2 Notwithstanding Section 4.1.3 of the Agreement, the Parties agree that, for each Licensed Building Block, a Dropping Party or a Party that has terminated the development of a Product as permitted by the Agreement (a “Stopping Party”) shall not be required to pay any development milestones or sales milestones due to the Third Party licensor in connection with the continued Development or Commercialization of Products including such Licensed Building Block by the other Party (the “Continuing Party”) after the Drop Date or the date of termination of the Agreement with respect to the applicable Product, even if a Stopping Party would otherwise have had such obligation pursuant to Section 4.1.3 of the Agreement. Instead, payment of such development milestones or sales milestones due to such Third Party shall become the obligation of the Continuing Party. For purposes of the foregoing, if Pieris is the Stopping Party and Servier is the Continuing Party with respect to the Lead Product, the development milestones and sales milestones to be paid by Servier to Enumeral shall not exceed the lower of: (i) the amount of development milestones or sales milestones due by Pieris at that time and (ii) 37.75 Million USD and [***], respectively, in the aggregate.

1.3 Notwithstanding Section 4.1.3 of the Agreement, the Parties agree that, for each Licensed Building Block, a Stopping Party shall be required to pay royalties due to the Third Party licensor in connection with the Licensed Building Blocks only up to the amount of any royalty payments received from the Continuing Party Commercializing the Dropped Product or the terminated Product, even if a Stopping Party would otherwise have had the obligation to pay the full amount of such royalties pursuant to Section 4.1.3 of the Agreement. The Continuing Party Commercializing the Dropped Product or the terminated Product shall be responsible to pay the remaining royalties (if any) due to the Third Party licensor.

2.	MISCELLANEOUS

2.1 This First Amendment supersedes all proposals, negotiations, conversations and/or discussions between or among Parties relating to the subject matter of this First Amendment and all past dealing or industry custom.

2.2 This First Amendment shall be integrated in and form part of the Agreement effective as of the First Amendment Effective Date. Except for the foregoing, the Agreement is hereby ratified and confirmed in accordance with its original terms.

2.3 This First Amendment may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this First Amendment from separate computers or printers. Facsimile (including electronic) signatures will be treated as original signatures.

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their duly authorized representatives.

For Pieris Pharmaceuticals, Inc.	For Les Laboratoires Servier

By: /s/ Stephen S. Yoder	By: /s/ Christion Bazantay
Name: Stephen Yoder	Name: Christian BAZANTAY
Title: President and CEO	Title: Proxy By: /s/ Eric Falcand
Name: Eric FALCAND Title: Proxy

For Pieris Pharmaceuticals GmbH	For Institut de Recherches Internationales Servier

By: /s/ Stephen S. Yoder	By: /s/ Emmanuel Canet
Name: Stephen Yoder	Name: Emmanuel CANET
Title: Managing Director	Title: Senior Executive Vice-President Research and Development

Portions of the exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.